Exhibit 3.1

AMENDMENTS TO SECTIONS 5.1 THROUGH 5.7 OF THE

AMENDED AND RESTATED BY-LAWS

OF HEALTHSOUTH CORPORATION

Effective November 1, 2007, Sections 5.1 through 5.7 of the Amended and Restated By-laws of HealthSouth Corporation, as adopted on September 21, 2006 and as amended on February 28, 2007, were deleted in their entirety and replaced with the following:

Section 5.1     Issuance of Certificates of Stock; Uncertificated Stock. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may establish by resolution or resolutions that some or all of any classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to a certificate or certificates in such form as shall be approved by the Board of Directors, certifying the number of shares of capital stock of the Corporation owned by such stockholder.

Section 5.2     Signatures on Stock Certificates. Shares of capital stock of the Corporation represented by certificates shall be signed by, or in the name of the Corporation by, the Chairman of the Board, the President or a Vice President and by, or in the name of the corporation by, the Secretary, the Treasurer, an Assistant Secretary or an Assistant Treasurer. Any of or all the signatures on the certificates may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such signer were such officer at the date of issue.

Section 5.3     Stock Ledger. A record of all shares of all capital stock issued by the Corporation shall be kept by the Secretary or any other officer or employee of the Corporation designated by the Secretary or by any transfer clerk or transfer agent appointed pursuant to Section 5.4 hereof. Such record shall show the name and address of each person, firm or corporation in which capital stock is registered, and the number of shares owned by such person, firm or corporation.

The Corporation shall be entitled to treat the holder of record of shares of capital stock as shown on the stock ledger as the owner thereof and as the person entitled to receive dividends thereon, to vote such shares and to receive notice of meetings, and for all other purposes. The Corporation shall not be bound to recognize any equitable or other claim to or interest in any share of capital stock on the part of any other person whether or not the Corporation shall have express or other notice thereof.

Section 5.4	Regulations Relating to Transfer.

(a)       The Board of Directors may make such rules and regulations as it may deem expedient, not inconsistent with law, the Certificate of Incorporation or these By-laws, concerning issuance, transfer and registration of certificates for shares of capital stock of the Corporation. The Board of Directors may appoint, or authorize any principal officer to appoint, one or more transfer clerks or one or more transfer agents and one or more registrars and may require all certificates for capital stock to bear the signature or signatures of any of them.

(b)       If the Board of Directors authorizes any class of capital stock of the Corporation to be issued in uncertificated form, it shall make such rules and regulations as it may deem expedient, not inconsistent with law, the Certificate of Incorporation or these By-laws, concerning issuance, transfer and registration of such uncertificated shares of capital stock.

Section 5.5     Transfers. Transfers of certificated shares of capital stock shall be made on the books of the Corporation only upon delivery to the Corporation or its transfer agent of (i) a written direction of the registered holder named in the certificate or such holder’s attorney lawfully constituted in writing, (ii) the certificate for the shares of capital stock being transferred, and (iii) a written assignment of the shares of capital stock evidenced thereby. Transfers of uncertificated shares of capital stock shall be made in accordance with the rules and regulations established by the Board of Directors pursuant to Section 5.4(b) of these By-laws.

Section 5.6     Cancellation. Each certificate for capital stock surrendered to the Corporation for exchange or transfer shall be canceled and no new certificate or certificates (or substitutive uncertificated shares) shall be issued in exchange for any existing certificate (other than pursuant to Section 5.7) until such existing certificate shall have been canceled.

Section 5.7     Lost, Destroyed, Stolen and Mutilated Certificates. In the event that any certificate for shares of capital stock of the Corporation shall be mutilated, the Corporation may issue a new certificate or uncertificated shares in place of such mutilated certificate. In case any such certificate shall be lost, stolen or destroyed, the Corporation may, in the discretion of the Board of Directors or a committee designated thereby with power so to act, issue a new certificate for capital stock or uncertificated shares in the place of any such lost, stolen or destroyed certificate. The applicant for any substituted certificate or certificates (or substitutive uncertificated shares) shall surrender any mutilated certificate or, in the case of any lost, stolen or destroyed certificate, furnish satisfactory proof of such loss, theft or destruction of such certificate and of the ownership thereof. The Board of Directors or such committee may, in its discretion, require the owner of a lost or destroyed certificate, or his representatives, to furnish to the Corporation a bond with an acceptable surety or sureties and in such sum as will be sufficient to indemnify the Corporation against any claim that may be made against it on account of the lost, stolen or destroyed certificate or the issuance of such new certificate. A new certificate or uncertificated shares may be issued without requiring a bond when, in the judgment of the Board of Directors, it is proper to do so.